Exhibit 99.1

FOR IMMEDIATE RELEASE

Plexus Reports Record Fiscal Second Quarter Revenue of $573 Million, EPS of $0.56

Initiates Q3 Fiscal 2012 Revenue Guidance of $590—$620 Million

NEENAH, WI, April 18, 2012 — Plexus Corp. (NASDAQ: PLXS) today announced:

	Three Months Ended
(US$ in thousands, except EPS)	March 31, 2012 Q2 F12	December 31, 2011 Q1 F12	April 2, 2011 Q2 F11
Revenue	$573,470	$529,654	$568,145
Gross profit	$54,624	$51,652	$55,470
Operating profit	$25,768	$23,762	$26,410
Net income	$19,958	$17,870	$23,860
Earnings per share	$0.56	$0.51	$0.59

Gross margin	9.5%	9.8%	9.8%
Operating margin	4.5%	4.5%	4.6%
Return on invested capital	14.4%	14.2%	16.8%

Q2 Fiscal 2012 Results (quarter ended March 31, 2012):

•	Revenue: $573 million, relative to our guidance of $550 to $580 million

•	Diluted EPS: $0.56, including $0.09 per share of stock-based compensation expense, relative to our guidance of $0.51 to $0.58

Q3 Fiscal 2012 Guidance:

•	Revenue: $590 to $620 million

•	Diluted EPS: $0.60 to $0.66, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Fiscal second quarter revenues were up 8% sequentially to $573 million with EPS of $0.56. Both revenue and diluted EPS were above the mid-point of our guidance range. The strong revenue growth we delivered in the quarter set a record level for the company and marked a return to sequential growth. Our return on invested capital of 14.4% was nicely above our weighted average cost of capital by 190 basis points, but below our enduring target of 500 basis points above weighted average cost of capital. Currently, our revenue growth is driven largely by new program wins that come with transition costs versus end-market growth of fully-ramped programs where operating performance is generally better. With the exception of our Networking/Communications sector, which remains volatile, we experienced a relatively stable demand environment during the quarter. Each of our other market sectors performed consistent with or above our expectations.”

Mr. Foate continued, “During the quarter we won 28 new programs in our Manufacturing Solutions group that we anticipate will generate approximately $316 million in annualized revenue when fully ramped into production. Included in the $316 million is approximately $100 million of revenue from the strategic manufacturing arrangement with Kontron AG announced in January 2012. Overall, our Manufacturing Solutions new program wins revenue was a record result and represented the third sequential quarter of strong performance. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders. While we have aggressively harvested opportunities from our funnel of qualified manufacturing opportunities, it still remains strong at $1.9 billion.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.5% for the fiscal second quarter, above our expectations when we originally set guidance for the quarter. The stronger performance was a result of a favorable mix of revenue driving better leverage from our operations. Selling and administrative expenses were above our original guidance for the quarter, largely a result of amortization of an intangible asset related to the Kontron arrangement. Overall, operating margin for the fiscal second quarter was better than expected at 4.5%. Our estimated tax rate for fiscal 2012 is up slightly at 10%, which is consistent with our guidance range for the year.”

Ms. Jones continued, “Fiscal second quarter cash cycle days was 66 days, including customer deposits, a healthy improvement of four days from the fiscal first quarter result of 70 days. The sequential improvement in cash cycle days was largely the result of an increase in days in payables, while inventory days and customer deposits stayed flat and days in receivables was up one day. As a consequence, we generated $41 million of free cash flow during the quarter.”

Mr. Foate added, “We are establishing fiscal third quarter 2012 revenue guidance of $590 to $620 million with EPS of $0.60 to $0.66, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense. This guidance range suggests that we currently anticipate that healthy sequential revenue growth will deliver a modest improvement in operating performance.”

Mr. Foate concluded, “Looking further ahead, while we remain focused on returning to our 5% operating margin target, our current view is that operating margin will be modestly below our target through fiscal 2012. This reflects our current growth profile, which is highly dependent on new program ramps, versus robust end-market growth. While we currently believe that the majority of our market sectors are stabilizing and in some cases improving, we anticipate that our Networking/Communications sector will remain volatile. Despite uncertain end-markets, we continue to enjoy a healthy environment for new business opportunities and are keenly focused on taking advantage of these opportunities to drive growth. Our current expectation is that sequential revenue growth will continue through the fiscal fourth quarter of 2012. We remain committed to both revenue growth and return on invested capital performance that is solidly above our weighted average cost of capital, as we believe this performance is fundamental to delivering long-term shareholder value.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

MARKET SECTOR BREAKOUT

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q2 F12		Q1 F12		Q2 F11
Networking/Communications	$210	37%	$230	43%	$267	46%
Medical	$114	20%	$114	22%	$128	23%
Industrial/Commercial	$189	33%	$135	25%	$123	22%
Defense/Security/Aerospace	$60	10%	$51	10%	$50	9%
Total Revenue	$573		$530		$568

FISCAL Q2 SUPPLEMENTAL INFORMATION

•

ROIC for the fiscal second quarter was 14.4%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling three-quarter period for the second quarter and a rolling two-quarter period for the first quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.

•

Cash flow provided by operations was approximately $52 million for the quarter. Capital expenditures for the quarter were $11 million. Free cash flow was positive for the quarter, at approximately $41 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 63% of revenue during the quarter, consistent with the previous quarter.

•	Juniper Networks, Inc., with 14% of revenue, and The Coca-Cola Company, with 12% of revenue, were the only customers representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 F12	Q1 F12	Q2 F11
Days in Accounts Receivable	47	46	45
Days in Inventory	87	87	89
Days in Accounts Payable	(62)	(57)	(58)
Days in Cash Deposits	(6)	(6)	(5)
Annualized Cash Cycle	66	70	71

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Thursday, April 19th at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 conference ID: 62258575 http://tinyurl.com/6swpvyn (requires Windows Media Player)

Replay:	The call will be archived until April 26, 2012 at midnight Eastern Time at http://tinyurl.com/6swpvyn or via telephone replay at (855) 859-2056 or (404) 537-3406 with conference ID: 62258575

For further information, please contact:

Ginger Jones, Senior VP and Chief Financial Officer

920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the Americas, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Networking/Communications, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; the risk that the Kontron agreement does not result in the revenues or margins anticipated by us; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; raw materials and component cost fluctuations, particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our plans to expand in Romania and recent, planned and potential future expansions; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices and terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011).

(financial tables follow)

PLEXUS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
Net sales	$573,470	$568,145	$1,103,124	$1,133,919
Cost of sales	518,846	512,675	996,848	1,023,539

Gross profit	54,624	55,470	106,276	110,380
Operating expenses:
Selling and administrative expenses	28,856	29,060	56,746	56,121

Operating income	25,768	26,410	49,530	54,259
Other income (expense):
Interest expense	(4,020)	(2,082)	(8,080)	(4,263)
Interest income	415	273	898	566
Miscellaneous	228	(16)	(317)	(157)

Income before income taxes	22,391	24,585	42,031	50,405
Income tax expense	2,433	725	4,203	1,512

Net income	$19,958	$23,860	$37,828	$48,893

Earnings per share:
Basic	$0.57	$0.60	$1.09	$1.22

Diluted	$0.56	$0.59	$1.07	$1.19

Weighted average shares outstanding:
Basic	34,874	39,927	34,737	40,197

Diluted	35,658	40,659	35,431	40,934

PLEXUS CORP. NON-GAAP SUPPLEMENTAL INFORMATION (in thousands, except per share data) (unaudited)

ROIC Calculation

	Six Months Ended March 31, 2012		Three Months Ended December 31, 2011		Six Months Ended April 2, 2011
Operating income		$49,530		$23,762		$54,259
	x	2	x	4	x	2

Annualized operating income		99,060		95,048		108,518

Tax rate	x	10%	x	9%	x	3%

Tax impact	-	9,906	-	8,554	-	3,256

Operating income (tax effected)		$89,154		$86,494		$105,262

Average invested capital		$619,311		$610,666		$625,945
ROIC		14.4%		14.2%		16.8%

	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$615,296	$581,811	$558,882
Plus:
Debt—current	17,518	17,446	17,350
Debt—non-current	261,542	265,941	270,292
Less:
Cash and cash equivalents	(257,754)	(248,284)	(242,107)

	$636,602	$616,914	$604,417

Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011, October 1, 2011) was $619,311.

Fiscal 2012 first quarter average invested capital (December 31, 2011, October 1, 2011) was $610,666.

	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$630,403	$680,474	$651,855
Plus:
Debt—current	17,119	17,052	17,409
Debt—non-current	103,961	108,220	112,466
Less:
Cash and cash equivalents	(123,381)	(149,498)	(188,244)

	$628,102	$656,248	$593,486

Fiscal 2011 second quarter average invested capital (April 2, 2011, January 1, 2011, October 2, 2010) was $625,945.

PLEXUS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2012	October 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$257,754	$242,107
Accounts receivable	295,230	284,019
Inventories	492,347	455,836
Deferred income taxes	16,438	15,750
Prepaid expenses and other	15,368	10,858

Total current assets	1,077,137	1,008,570
Property, plant and equipment, net*	253,826	247,816
Deferred income taxes	10,656	12,470
Other*	37,728	35,669

Total assets	$1,379,347	$1,304,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,518	$17,350
Accounts payable	350,293	307,152
Customer deposits	33,805	30,739
Accrued liabilities:
Salaries and wages	35,164	42,101
Other	46,903	57,335

Total current liabilities	483,683	454,677
Long-term debt and capital lease obligations, net of current portion	261,542	270,292
Other liabilities	18,826	20,674

Total non-current liabilities	280,368	290,966
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,731 and 48,298 shares issued, respectively, and 34,977 and 34,544 shares outstanding, respectively	487	483
Additional paid-in-capital	429,302	415,556
Common stock held in treasury, at cost, 13,754 shares for both periods	(400,110)	(400,110)
Retained earnings	572,652	534,824
Accumulated other comprehensive income	12,965	8,129

Total shareholders’ equity	615,296	558,882

Total liabilities and shareholders’ equity	$1,379,347	$1,304,525

*	Amounts in the prior year balance sheet have been revised to adjust the prior classification.

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